EXHIBIT 99.1

SOLITRON DEVICES, INC. ANNOUNCES FISCAL 2024 THIRD QUARTER RESULTS

WEST PALM BEACH, FL – Solitron Devices, Inc. (OTC Pink: SODI) (“Solitron” or the “Company”) is pleased to announce fiscal 2024 third quarter results.

PRELIMINARY FISCAL 2024 THIRD QUARTER HIGHLIGHTS

➢	Net sales increased 608% to approximately $4.14 million in the fiscal 2024 third quarter versus $0.58 million in the fiscal 2023 third quarter.
➢	Net bookings increased 115% to $4.84 million in the fiscal 2024 third quarter versus $2.26 million in the fiscal 2023 third quarter.
➢	Backlog increased 102% to $12.99 million at the end of fiscal 2024 third quarter as compared to $6.43 million at the end of the fiscal 2023 third quarter.
➢	Net income increased to $0.09 million, or $0.04 per share, in the fiscal 2024 third quarter versus a loss of ($0.49 million), or ($0.24) per share, in the fiscal 2023 third quarter.

On September 1, 2023 we closed the acquisition of Micro Engineering (MEI).  Thus, the reported results for the fiscal 2024 third quarter include a full quarter of revenue for MEI.  Year over year numbers are not representative of changes in the business as the prior year quarter had unusually low net sales due to decreased production during the move into our new facility and recertification.  For the fiscal 2024 third quarter, historical Solitron had net sales of $2.72 million and MEI had net sales of $1.41 million.

Included in costs for the fiscal 2024 third quarter are $494,000 of increased cost of goods sold due to acquisition accounting requiring MEI’s inventory on the acquisition date being marked to fair value instead of carried at the lower of cost or market; $200,000 of acquisition related expense, primarily professional fees and legal fees;  $21,000 of intangible amortization, which is expected to occur each quarter for three years from the acquisition date; $26,000 of non-cash interest costs related to the accrued contingent consideration, which will also last for three years. The initial fair value adjustment to inventory was $718,000; therefore, we expect most of the $224,000 remaining amount to negatively impact fiscal fourth quarter cost of goods sold.

While reported operating income was $218,000 in the fiscal 2024 third quarter, if we adjust for the aforementioned impacts, it was $933,000, excluding the $26,000 of non-cash interest costs, which are non-operating.  We believe the adjusted number more accurately reflects the performance of the business during the quarter.  We also incurred unrealized losses on investments during the quarter, which is primarily related to our investments in two community banks that are recipients of the Emergency Capital Investment Program.  Overall, to date, the return on the community bank investments has been excellent.

As we noted in previous releases, in December 2022 President Biden signed the $1.7 trillion omnibus spending bill which included appropriations to replenish supplies used in Ukraine and to increase stockpiles.  Solitron’s two largest revenue sources are among the programs.   At present, we do not know if we will receive periodic orders, annual orders, or one large order for each of the programs.   The actual timing of orders and deliveries are out of our control and could be impacted by other suppliers’ inability to meet increased production levels.

We continue to see increased interest in new product development, including silicon carbide.  We have developed various prototypes for testing by potential customers and continue to be optimistic about creating additional revenue sources.

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SOLITRON DEVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2023 AND NOVEMBER 30, 2022
(Unaudited, in thousands except for share and per share amounts)

	For The Three Months ended	For The Three Months ended	For The Nine Months ended	For The Nine Months ended
	November 30, 2023	November 30, 2022	November 30, 2023	November 30, 2022

Net sales	$4,136	$584	$8,753	$4,907
Cost of sales	3,059	905	6,172	3,710

Gross profit (loss)	1,077	(321)	2,581	1,197

Selling, general and administrative expenses	859	460	2,015	1,535

Operating income (loss)	218	(781)	566	(338)

Other income (loss)
Interest income	12	18	32	20
Interest expense	(55)	(27)	(108)	(82)
Dividend income	-	1	19	6
Realized gain (loss) on investments	-	(13)	332	19
Unrealized gain (loss) on investments	(108)	270	(745)	325
Other income	19	-	19	-
Scrap income	-	40	-	644
Total other income (loss)	(132)	289	(451)	932

Net income (loss)	$86	$(492)	$115	$594

Net income (loss) per common share - basic and diluted	$0.04	$(0.24)	$0.06	$0.29

Weighted average shares outstanding - basic and diluted	2,083,436	2,083,436	2,083,436	2,083,436

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SOLITRON DEVICES, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
AS OF NOVEMBER 30, 2023 AND FEBRUARY 28, 2023
(in thousands, except for share and per share amounts)
	November 30, 2023	February 28, 2023
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,909	$1,447
Short-term investments, held-to-maturity	-	986
Marketable securities	670	1,895
Accounts receivable	2,728	784
Inventories, net	4,384	2,415
Prepaid expenses and other current assets	256	203
TOTAL CURRENT ASSETS	9,947	7,730

Property, plant and equipment, net	7,297	7,360
Right of use asset	1,730	-
Intangible asset	232	-
Other assets	271	14
TOTAL ASSETS	$19,477	$15,104

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$818	$141
Customer deposits	291	31
Accrued contingent consideration, current	439	-
Finance lease liability, current	1,747	3
Mortgage loan, current portion	110	107
Accrued expenses and other current liabilities	1,125	907
TOTAL CURRENT LIABILITIES	4,530	1,189

Accrued contingent consideration, non-current	750	-
Deferred tax liability	250	-
Mortgage loan, net of current portion	2,565	2,648
TOTAL LIABILITIES	8,095	3,837

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, authorized 500,000 shares, none issued	-	-
Common stock, $.01 par value, authorized 10,000,000 shares,
2,083,436 shares outstanding, net of 487,827 treasury shares
at November 30, 2023 and at February 28, 2023	21	21
Additional paid-in capital	1,834	1,834
Retained Earnings	10,939	10,824
Less treasury stock	(1,412)	(1,412)
TOTAL STOCKHOLDERS’ EQUITY	11,382	11,267
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$19,477	$15,104

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The unaudited financial information disclosed in this press release for the three and nine months ended November 30, 2023 is based on management's review of operations for that period and the information available to the Company as of the date of this press release. The Company's results included herein have been prepared by, and are the responsibility of, the Company's management. The Company's independent auditors have not audited the Company's results. The financial results presented herein should not be considered a substitute for the information to be filed with the SEC in the Company's Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the respective periods once such reports becomes available.

About Solitron Devices, Inc.

Solitron Devices, Inc., a Delaware corporation, designs, develops, manufactures and markets solid state semiconductor components and related devices primarily for the military and aerospace markets. The Company manufactures a large variety of bipolar and metal oxide semiconductor (“MOS”) power transistors, power and control hybrids, junction and power MOS field effect transistors (“Power MOSFETS”), and other related products. Most of the Company's products are custom made pursuant to contracts with customers whose end products are sold to the United States government. Other products, such as Joint Army/Navy (“JAN”) transistors, diodes and Standard Military Drawings voltage regulators, are sold as standard or catalog items.

Effective September 1, 2023 Solitron closed its acquisition of Micro Engineering Inc. (MEI) based in Apopka, Florida.     MEI specializes in solving design layout and manufacturing challenges while maximizing efficiency and keeping flexibility to meet unique customer needs.  Since 1980 the MEI team has been dedicated to overcoming obstacles to provide cost efficient and rapid results.  MEI specializes in low to mid volume projects that require engineering dedication, quality systems and efficient manufacturing.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Solitron Devices, Inc. that involve risks and uncertainties that could materially affect actual results, including statements regarding the Company’s unaudited fiscal 2024 third quarter results, and the Company’s expectations regarding bookings, net sales, production levels, including government spending, backlog and delivery timelines, new product development and potential future revenue from each of the foregoing.   Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to, the risks and uncertainties arising from potential adverse developments or changes in government budgetary spending and policy including with respect to the war in Ukraine, inflation, interest rate increases, the recent banking crisis, the possibility of a recession, and the possibility that management’s estimates and assumptions regarding bookings, sales and other metrics prove to be incorrect; the timing and size of orders from our clients, our delivery schedules and our liquidity and cash position; our ability to make the appropriate adjustments to our cost structure; our ability to properly account for inventory in the future;  the loss of, or reduction of business from, substantial clients our dependence on government contracts, which are subject to termination, price renegotiations and regulatory compliance and our ability to successfully integrate the acquisition of MEI, or the possibility that such  acquisition or any other acquisition or strategic transaction we may pursue does not yield the results or benefits desired or anticipated. Descriptions of other risk factors and uncertainties are contained in the Company’s Securities and Exchange Commission filings, including its most recent Annual Report on Form 10-K for the fiscal year ended February 28, 2023.

Tim Eriksen

Chief Executive Officer

(561) 848-4311

Corporate@solitrondevices.com

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